Exhibit 99.1

501 Elliott Ave. W. #400 Seattle, WA 98119	T 206.282.7100 F 206.272.4010

Cell Therapeutics, Inc. (CTI) Announces Cancellation of

Approximately $9.1 Million of Existing Notes due 2008

CTI Issues approximately 6.85 million shares of Common Stock in Exchange for

Senior Subordinated and Subordinated Notes due 2008, plus accrued interest

Feb. 13, 2008 Seattle—Cell Therapeutics, Inc. (“CTI” or the “Company”) (NASDAQ and MTAX: CTIC) today announced that it exchanged $8.943 million in aggregate principal of its outstanding 5.75% Convertible Senior Subordinated Notes due 2008 (the “Senior Subordinated Notes”) and approximately $150,000 in aggregate principal of its outstanding 5.75% Convertible Subordinated Notes due 2008 (the “Subordinated Notes,” and together with the Senior Subordinated Notes, the “Notes”), together with the accrued and unpaid interest on the Notes, for approximately 6.85 million shares of the Company’s common stock, no par value (the “Common Stock”). The Common Stock was issued in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). Approximately $10.7 million in Senior Subordinated Notes and Subordinated Notes remain outstanding and mature in June 2008.

The Common Stock to be issued pursuant to the exchange agreement has not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and any applicable state laws.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

This press release includes forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results. The company continues to have approximately $10.7 million of convertible notes due in June 2008 as well as a significant amount of debt outstanding and due in future years and will need to raise additional capital to fund its operations in 2008. See also the risk factors listed or described from time to time in the Company’s filings with the Securities and Exchange Commission including, without limitation, the Company’s most recent filings on Forms 10-K, 8-K, and 10-Q. Except as may be required by applicable law, CTI does not intend to update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

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Media Contact:

Cell Therapeutics, Inc.

Dan Eramian

T: 206.272.4343

C: 206.854.1200

Susan Callahan

T: 206.272.4472

F: 206.272.4434

E: media@ctiseattle.com

www.cticseattle.com/media.htm

Investors Contact:

Cell Therapeutics, Inc.

Leah Grant

T: 206.282.7100

F: 206.272.4434

E: invest@ctiseattle.com

www.cticseattle.com/investors.htm